Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 125 to Registration Statement No. 002-41839 on Form N-1A of our report dated June 19, 2009 relating to the financial statements and financial highlights of Fidelity Fixed-Income Trust, including Fidelity Inflation-Protected Bond Fund, appearing in the Annual Report on Form N-CSR of Fidelity Fixed-Income Trust for the year ended April 30, 2009, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Boston, Massachusetts

June 25, 2009